CERTIFICATE OF AMENDMENT


  December 1, 2000

  The Secretary of State
  State of Nevada


  Dear Sir or Madam:

  I, Geoffery Williams, President of Idaho Technical, Inc. (the "Corporation"), acknowledge that the undersigned, holding a majority (54%) of the issued and outstanding stock of the corporation, hereby consent and adopt the following resolutions by written consent pursuant to Section 78.385 and
  Section 78.390 of the Nevada General Corporation Law. These changes are effective upon filing of this certificate.

  NOW THEREFORE BE IT

       RESOLVED, that the Corporation shall amend its Articles of Incorporation to change of name of the company from Idaho
  Technical, Inc. to GreatBio Technologies, Inc.

       The original Articles of Incorporation were filed in the Office of the Nevada Secretary of State on January 12, 2000.

  Article 1 is amended to read as follows:

  1.  Name of Corporation:  GreatBio Technologies, Inc.

       The foregoing amendment was approved by the Board of Directors and adopted by the written consent of the holders of a majority of the issued and outstanding stock of the corporation.

  IN WITNESS WHEREOF, the undersigned have duly executed this Certificate as of the 1st day of December, 2000.



  ____________________________
  Geoffery Williams
  President/Director



  ____________________________
  David A. Miller
  Secretary/Director


  ____________________________
  Dale F. Miller
  Director



  ____________________________
  Ed Cowle
  Director